Exhibit 3.2

BY-LAWS

OF

MIDLAND STATES BANCORP, INC.

ARTICLE I

OFFICES

SECTION 1.         REGISTERED OFFICE.  The registered office of the corporation in the State of Illinois shall be 133 West Jefferson Avenue, Effingham, 62401, County of Effingham.  The name of the corporation’s registered agent at such address is Douglas J. Tucker.

SECTION 2.         OTHER OFFICES.  The corporation may also have offices at such other places both within and without the State of Illinois as the Board of Directors may from time to time determine or the business of the corporation may require.

SECTION 3.         MAIN BANKING PREMISES.  The Main Banking Premises shall be located at 133 West Jefferson Avenue, Effingham, Illinois 62401.

ARTICLE II

SHAREHOLDERS

SECTION 1.         ANNUAL MEETING.  An annual meeting of the shareholders shall be held at the Main Banking Premises on the first Monday of May of each year at 7:00 p.m. or at such other time or place as the board of directors may designate for the purpose of electing directors and for the transaction of such other business as may come before the meeting.  If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day.

SECTION 2.         SPECIAL MEETINGS.  Special meetings of the shareholders may be called by the president, by the board of directors or by the holders of not less than twenty percent (20%) of all the outstanding shares of the corporation entitled to vote for the purpose or purposes stated in the call of the meeting.

SECTION 3.         PLACE OF MEETING.  The board of directors may designate any place as the place of meeting for any annual meetings or for any special meeting called by the board of directors.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be at the Main Banking Premises.

SECTION 4.         ACTION BY SHAREHOLDERS.

(a)           At any annual or special meeting of shareholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the meeting by, or at the direction of, the board of directors, or by any shareholder entitled to vote at such meeting, provided, however, that such shareholder has complied with the procedures set forth in this Article II, Section 4.  The provisions of this Article II, Section 4 shall be the exclusive means for a shareholder to submit business (other than matters properly brought under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the corporation’s notice of meeting) before an annual or special meeting of shareholders.

(b)           For a proposal to be properly brought before a special or annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the corporation as set forth in this Article II, Section 4.  To be timely, a shareholder’s notice must be delivered, mailed or telegraphed to the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the date of the originally scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that, if less than 100 days’ notice of the date of the scheduled meeting is given or made by the corporation, notice by the shareholder, to be timely, must be so delivered, mailed or telegraphed to the corporation not later than the close of business on the 10th day following the day on which notice of the date of the scheduled meeting was first mailed to shareholders.  Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the meeting:  (i) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business; (iii) the number of shares of the corporation’s common stock beneficially owned by such shareholder on the date of such shareholder’s notice; and (iv) any financial or other interest of such shareholder in the proposal.

(c)           The board of directors may reject any shareholder proposal not timely made in accordance with this Article II, Section 4.  If the board of directors determines that the information provided in a shareholder’s notice does not satisfy the informational requirements hereof, the secretary of the corporation shall promptly notify such shareholder of the deficiency in the notice.  The shareholder shall then have an opportunity to cure the deficiency by providing additional information to the secretary within such period of time, not to exceed 10 days from the date such deficiency notice is given to the shareholder, as the board of directors shall determine.  If the deficiency is not cured within such period, or if the board of directors determines that the additional information provided by the shareholder, together with the information previously provided, does not satisfy the requirements of this Article II, Section 4, then the board of directors may reject such shareholder’s proposal.  The secretary of the corporation shall notify a shareholder in writing whether his or her proposal has been made in accordance with the time and information requirements hereof.

(d)           This Article II, Section 4 shall not prevent the consideration and approval or disapproval at a special or annual meeting of reports of officers, directors and committees of the board of directors, but in connection therewith no new business shall be acted upon at any such meeting unless stated, filed and received as herein provided.

SECTION 5.         NOTICE OF MEETINGS.  Written notice stating the place, date, and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, or in the case of a merger, consolidation, dissolution or sale, lease or exchange of assets not less than 20 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the shareholder’s address as it appears on the records of the corporation, with postage thereon prepaid.

SECTION 6.         NOMINATIONS OF DIRECTORS.

(a)           Only persons who are nominated in accordance with the procedures set forth in this Article II, Section 6 or who are required to be included in the corporation’s proxy materials pursuant to Rule 14a-11 under the Exchange Act shall be eligible for election as directors of the corporation. The nomination procedures contained in this Article II, Section 6 shall not apply to nominees who are required to be included in the corporation’s proxy materials pursuant to Rule 14a-11 under the Exchange Act.

(b)           Nominations, other than those made by, or at the direction of, a majority of the board of directors or a committee thereof shall be made only if timely written notice of such nomination or nominations has been given to the secretary of the corporation.  To be timely, such notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the meeting irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.  Each such notice to the secretary shall set forth:  (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or person) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect; and (vi) the consent of each nominee to serve as a director of the corporation if so elected.  The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.

(c)           The board of directors or a committee thereof may reject any nomination by a shareholder not timely made or otherwise not in accordance with the terms of this Article II, Section 6.  If the board of directors or a committee thereof reasonably determines that the information provided in a shareholder’s notice does not satisfy the informational requirements of this Article II, Section 6 in any material respect, the secretary of the corporation shall promptly notify such shareholder of the deficiency in writing.  The shareholder shall have an opportunity to cure the deficiency by providing additional information to the secretary within such period of time, not to exceed 10 days from the date such deficiency notice is given to the shareholder, as the board of directors or a committee thereof shall reasonably determine.  If the deficiency is not cured within such period, or if the board of directors or a committee thereof reasonably determines that the additional information provided by the shareholder, together with the information previously provided, does not satisfy the requirements of this Article II, Section 6 in any material respect, then the board of directors or a committee thereof may reject such shareholder’s nomination.  The secretary of the corporation shall notify a shareholder in writing whether his or her nomination has been made in accordance with the time and information requirements of this Article II, Section 6.

SECTION 7.         FIXING OF RECORD DATE. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors of the corporation may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 60 days and for a meeting of shareholders, not less than 10 days, or in the case of a merger, consolidation, dissolution or sale, lease or exchange of assets not less than 20 days before the date of such meeting. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the close of business on the day next preceding the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. A determination of shareholders shall apply to any adjournment of the meeting.

SECTION 8.         VOTING LISTS.  The officer or agent having charge of the transfer books for shares of the corporation shall make at least 10 days before every meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of 10 days prior to such meeting, shall be kept on file either within the city where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not so specified, at the place where the meeting is to be held, and shall be subject to inspection by any shareholder, and to copying at the shareholder’s expense, at any time during usual business hours.  Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting.  The original share ledger or transfer book, or a duplicate thereof kept in any state in which the corporation is authorized to do business shall be the only evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of shareholders.

SECTION 9.         QUORUM.  The holders of a majority of the outstanding shares of the corporation entitled to vote on a matter represented in person or by proxy, shall constitute a quorum for consideration of such matter at any meeting of shareholders; provided that if less than a majority of the outstanding shares are represented at said meeting, a majority of the shares so represented may adjourn the meeting at any time without further notice.  If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Illinois Business Corporation Act, the articles of incorporation or these by-laws.  Withdrawal of shareholders from any meeting shall not cause failure of a duly constituted quorum at that meeting.

SECTION 10.       ADJOURNMENT.  Any meeting of shareholders may be adjourned from time to time to any other time and to any other place at which a meeting of shareholders may be held under these bylaws by the chairman of the meeting or by the shareholders present or represented at the meeting and entitled to vote, although less than a quorum.  It shall not be necessary to notify any shareholder of any adjournment of less than 30 days if the time and place of the adjourned meeting, and the means of remote communication, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.  At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting.

SECTION 11.       PROXIES.  Each shareholder may appoint a proxy to vote or otherwise act for him or her by signing an appointment form and delivering it to the person so appointed, but no such proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

SECTION 12.       VOTING OF SHARES.  Each outstanding share of common stock shall be entitled to one vote in each matter submitted to vote at a meeting of shareholders.  Each shareholder may vote either in person or by proxy as provided above.

SECTION 13.       VOTING OF SHARES BY CERTAIN HOLDERS.  Shares held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares entitled to vote at any given time.

Shares registered in the name of another corporation, domestic or foreign, may be voted by any officer, agent, proxy or other legal representative authorized to vote such shares under the law of incorporation of such corporation.

Shares registered in the name of a deceased person, a minor ward or a person under legal disability may be voted by his or her administrator, executor or court appointed guardian, either in person or by proxy without a transfer of such shares into the name of such administrator, executor or court appointed guardian.  Shares registered in the name of a trustee may be voted by him or her, either in person or by proxy.

Shares registered in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his or her name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares unless the shares have been transferred into the name of the pledgee, and thereafter the pledge shall be entitled to vote the shares so transferred.

Any number of shareholders may create a voting trust for the purpose of conferring upon a trustee or trustees the right to vote or otherwise represent their shares, for a period not to exceed 10 years, by entering into a written voting trust agreement specifying the terms and conditions of the voting trust, and by transferring their shares to such trustee or trustees for the purpose of the agreement.  Any such trust agreement shall not become effective until a counterpart of the agreement is deposited with the corporation at its registered office.  The counterpart of the voting trust agreement so deposited with the corporation shall be subject to the same right of examination by a shareholder of the corporation, in person or by agent or attorney, as are the books and records of the corporation, and shall be subject to examination by any holder of a beneficial interest in the voting trust, either in person or by agent or attorney, during business hours for any proper purpose.

Shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares at any given time.

SECTION 14.       CONDUCT OF MEETINGS.  Unless otherwise provided by the board of directors, meetings of shareholders shall be presided over by the chairman of the board, if any, or in the chairman’s absence by the vice chairman of the board, if any, or in the vice chairman’s absence by the president, or in the president’s absence by a vice president, or in the absence of all of the foregoing persons by a chairman designated by the board of directors.  The secretary shall act as secretary of the meeting, but in the secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

The board of directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of shareholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of shareholders and proxyholders not physically present at a meeting.  Except to the extent inconsistent with such rules, regulations and procedures as adopted by the board of directors, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.  Unless and to the extent determined by the board of directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed.  After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

In advance of any meeting of shareholders, the board of directors, the chairman of the board or the president shall appoint one or more inspectors of election to act at the meeting and make a written report thereof.  One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is present, ready and willing to act at a meeting of shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Unless otherwise required by law, inspectors may be officers, employees or agents of the corporation.  Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.  The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.  Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

SECTION 15.       NO ACTION BY CONSENT IN LIEU OF A MEETING.  Shareholders of the corporation may not take any action by written consent in lieu of a meeting.

SECTION 16.       VOTING BY BALLOT.  All elections of directors shall be by written ballot. Voting on any other question may be by voice unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

ARTICLE III

DIRECTORS

SECTION 1.         GENERAL POWERS.  The business of the corporation shall be managed by its board of directors.  A majority of the board of directors may establish reasonable compensation for their services and the services of other officers, irrespective of any personal interest.

SECTION 2.         CHAIRMAN OF THE BOARD.  The board of directors shall appoint one of its members to be chairman of the board to serve at the pleasure of the board.  The chairman shall: (i) preside at all meetings of the board of directors; (ii) supervise the carrying out of the policies adopted or approved by the board; (iii) have general executive powers, as well as the specific powers conferred by these by-laws; and (iv) have and may exercise such further powers and duties as from time to time may be conferred upon or assigned by the board of directors.

SECTION 3.         VICE-CHAIRMAN OF THE BOARD.  The board of directors may appoint one of its members to be vice-chairman of the board to serve at the pleasure of the board.  If appointed, the vice-chairman shall assume the duties of the chairman in his or her absence and shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned by the board of directors.

SECTION 4.         REGULAR MEETINGS.  A regular meeting of the board of directors shall be held without other notice than this by-law, immediately after the annual meeting of shareholders.  The board of directors may provide by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

SECTION 5.         SPECIAL MEETINGS.  Special meetings of the board of directors may be called by or at the request of the chairman of the board, vice-chairman of the board, president or any two directors.  The person or persons authorized to call special meetings of the board of directors may fix any place as the place for holding any special meeting of the board of directors called by them.

SECTION 6.         NOTICE OF SPECIAL MEETINGS.  Notice of the date, place and time of any special meeting shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting, as applicable.  Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or electronic transmission, or delivering written notice by hand, to such director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting.  The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

All other notices, consents, waivers and other communications required or permitted to be given to directors by these by-laws shall be subject to the same notice provisions and waiver provisions.

SECTION 7.         INFORMAL ACTION BY DIRECTORS.  The authority of the board of directors may be exercised without a meeting if a consent in writing, setting forth the action taken, is signed by all of the directors entitled to vote.

SECTION 8.         COMPENSATION.  The board of directors or a committee thereof, by the affirmative vote of a majority of directors then in office or by a majority of directors appointed to a committee designated to set board compensation, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the corporation as directors, officers, or otherwise notwithstanding any director conflict of interest.  By resolution of the board of directors or a committee thereof, the directors may be paid their expenses, if any, of attendance at each meeting of the board.  No such payment previously mentioned in this section shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

SECTION 9.         PRESUMPTION OF ASSENT.  A director of the corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken unless that director’s dissent shall be entered in the minutes of the meeting or written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered or certified mail to the secretary of the corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a director who voted in favor of such action.

SECTION 10.       TELEPHONE CONFERENCE MEETINGS.  Unless otherwise restricted by the articles of incorporation or these by-laws, members of the board of directors, or of any committee designated by the board of directors, may participate in and act at any meeting of the board of directors or any committee using a conference telephone or other communications equipment that allows all persons participating in the meeting to hear each other.  Participation in such a manner constitutes attendance and presence in person at the meeting.

ARTICLE IV

COMMITTEES

SECTION 1.         COMMITTEES.  The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation.  Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, to the extent permitted under the Illinois Business Corporation Act.  The designation of any such committee and the delegation thereto of authority shall not operate to relieve the board of directors, or any member thereof, of any responsibility imposed by law.

SECTION 2.         EXECUTIVE COMMITTEE.  The board of directors by resolution adopted by a majority of the full board of directors, may designate three or more of its members to constitute an executive committee.  The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee and except also that the executive committee shall not have the authority of the board of directors in reference to any action for which the certificate of incorporation or the bylaws would require approval by the vote of greater than a majority of the number of directors as may be fixed from time to time, in the manner prescribed in the certificate of incorporation, by the board of directors of the corporation.

SECTION 3.         AUDIT COMMITTEE.  The board of directors by a resolution adopted by a majority of the full board of directors, may designate three or more independent directors to constitute an audit committee.  The audit committee shall have, to the extent provided in the committee’s charter, as adopted and amended from time to time by the board, the authority to retain the independent auditor for the corporation, and to conduct discussions with such auditor concerning the financial statements, operations, internal controls and other related matters and such other authority as may be provided to the audit committee by the board of directors.

SECTION 4.         CORPORATE GOVERNANCE AND NOMINATING COMMITTEE.  The board of directors, by a resolution adopted by a majority of the full board of directors, may designate three or more independent directors to constitute a corporate governance and nominating committee.  The corporate governance and nominating committee shall have, to the extent provided in the committee’s charter, as adopted and amended from time to time by the board, the authority to assist the board of directors by identifying individuals qualified to become directors consistent with criteria approved by the board of directors, to recommend to the board of directors for its approval the slate of nominees to be proposed to the shareholders for election to the board of directors, to develop and recommend to the board of the directors the governance principles applicable to the corporation and such other authority as may be provided to the compensation committee by the board of directors.

SECTION 5.         COMPENSATION COMMITTEE.  The board of directors by a resolution adopted by a majority of the full board of directors, may designate three or more directors to constitute a compensation committee.  The compensation committee shall have, to the extent provided in the committee’s charter, as adopted and amended from time to time by the board, the authority to establish the compensation, benefits and perquisites for the executive officers, directors and other employees of the corporation and such other authority as may be provided to the compensation committee by the board of directors.

SECTION 6.         TENURE AND QUALIFICATION.  Each member of each committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until his or her successor is designated as a member of such committee and is elected and qualified.

SECTION 7.         MEETINGS.  Regular meetings of each committee may be held without notice at such times and places as such committee may fix from time to time by resolution.  Special meetings of each committee may be called by any member thereof by notice of the date, place and time thereof which is duly given to each director by the Secretary or by the officer or one of the directors calling the meeting, as applicable.  Notice shall be duly given to each committee member (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or electronic transmission, or delivering written notice by hand, to such committee member’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such committee member’s last known business or home address at least 72 hours in advance of the meeting.  The attendance of a committee member at any committee meeting shall constitute a waiver of notice of such meeting, except where a committee member attends a committee meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of any committee need be specified in the notice or waiver of notice of such meeting.

SECTION 8.         QUORUM.  A majority of the members of a committee shall constitute a quorum for the transaction of business at any meeting thereof and action of such committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

SECTION 9.         ACTION WITHOUT A MEETING.  The authority of any committee may be exercised without a meeting if a consent in writing, setting forth the action taken, is signed by all of the members of such committee entitled to vote.

SECTION 10.       VACANCIES.  Any vacancy on a committee may be filled by a resolution adopted by a majority of the full board of directors.

SECTION 11.       RESIGNATIONS AND REMOVAL.  Any member of any committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors.  Any member of a committee may resign from such committee at any time by giving written notice to the president or secretary, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 12.       PROCEDURE.  Each committee shall elect a presiding officer from its members and may fix its own rules or procedures which shall not be inconsistent with these bylaws.

ARTICLE V

OFFICERS

SECTION 1.         NUMBER. The officers of the corporation shall be a president, one or more vice-presidents, a chief financial officer, a secretary, and such other officers as may be elected by the board of directors.  Any two or more offices may be held by the same person.

SECTION 2.         ELECTION AND TERM OF OFFICE.  The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of shareholders.  If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be.  Vacancies may be filled or new offices created and filled at any meeting of the board of directors.  Each officer shall hold office until a successor shall have been duly elected and shall have qualified or until such officer’s death, resignation or removal in the manner hereinafter provided.  Election of an officer shall not of itself create contract rights.

SECTION 3.         REMOVAL.  Any officer elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4.         VACANCIES.  A vacancy in any office because of death, removal, disqualification or otherwise may be filled by the board of directors for the unexpired portion of the term of such office.

SECTION 5.         PRESIDENT.  The president shall be the principal executive officer of the corporation.  Subject to the direction and control of the board of directors, the president shall: (i) be in charge of the business of the corporation; (ii) ensure that the resolutions and directions of the board of directors are carried into effect, except in those instances in which that responsibility is specifically assigned to some other person by the board of directors; and (iii) in general, discharge all duties incident to the office of president and such other duties as may be prescribed by the board of directors from time to time.  The president shall preside at all meetings of the shareholders and of the board of directors unless a chairman of the board of directors has previously been appointed or elected, in which case the chairman shall preside at such meetings or, at the discretion of the chairman, the chairman may delegate all or a portion of such responsibility to the president.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation or a different mode of execution is expressly prescribed on the board of directors or these by-laws, the president may execute for the corporation certificates for its shares, and any contracts, deeds, mortgages, bonds or other instruments which the board of directors has authorized to be executed, and may accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other officer thereunto authorized by the board of directors, according to the requirements of the form of the instrument.  The president may vote all securities which the corporation is entitled to vote except as and to the extent such authority shall be vested in a different officer or agent of the corporation by the board of directors.

SECTION 6.         THE VICE-PRESIDENTS.  The vice-president (or in the event there be more than one vice-president, each of the vice-presidents) shall assist the president in the discharge of his or her duties as the president may direct and shall perform such other duties as from time to time may be assigned by the president or by the board of directors.  In the absence of the president or in the event of the president’s inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated by the board of directors, or by the president if the board of directors has not made such a designation, or in the absence of any designation, then in the order of seniority of tenure as vice-president) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation or a different mode of execution is expressly prescribed by the board of directors or these by-laws, the vice-president (or each of them if there are more than one) may execute for the corporation certificates for its shares and any contracts, deeds, mortgages, bonds or other instruments which the board of directors has authorized to be executed, and may accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other officer thereunto authorized by the board of directors, according to the requirements of the form of the instrument.

SECTION 7.         THE CHIEF FINANCIAL OFFICER.  The chief financial officer shall be the principal financial officer of the corporation.  The chief financial officer shall: (i) have charge of and be responsible for the maintenance of adequate books of account for the corporation; (ii) have charge and custody of all funds and securities of the corporation, and be responsible therefor and for the receipt and disbursement thereof; and (iii) perform all the duties incident to the office of chief financial officer and such other duties as from time to time may be assigned by the president or by the board of directors.  If required by the board of directors, the chief financial officer shall give a bond for the faithful discharge of these duties in such sum and with such surety or sureties as the board of directors may determine.

SECTION 8.         THE SECRETARY.  The secretary shall: (i) record the minutes of the shareholders’ and of the board of directors’ meetings in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of these by-laws or as required by law; (iii) be custodian of the corporate records and of the seal of the corporation; (iv) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (v) sign with the president, or a vice-president, or any other officer thereunto authorized by the board of directors, certificates for shares of the corporation, the issue of which shall have been authorized by the board of directors, and any contracts, deeds, mortgages, bonds, or other instruments which the board of directors has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the board of directors or these by-laws; (vi) have general charge of the stock transfer books of the corporation; (vii) have authority to certify the by-laws, resolutions of the shareholders and board of directors and committees thereof, and other documents of the corporation as true and correct copies thereof, and (viii) perform all duties incident to the office of secretary and such other duties as from time to time may be assigned by the president or by the board of directors.

SECTION 9.         SALARIES.  The salaries of the offices shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the corporation.

ARTICLE VI

RECORDS AND REPORTS

SECTION 1.         MAINTENANCE AND INSPECTION OF RECORDS.  The corporation shall, either at its principal executive office or at such place or places as designated by the board of directors, keep a record of its shareholders listing their names and addresses and the number and class of shares held by each shareholder, a copy of these bylaws, as may be amended to date, minute books, accounting books and other records.

Any such records maintained by the corporation may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.  When records are kept in such manner, a clearly legible paper form produced from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper form accurately portrays the record.

Any shareholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders, and its other books and records, as permitted under Illinois law, and to make copies or extracts therefrom.  A proper purpose shall mean a purpose reasonably related to such person’s interest as a shareholder.  In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the shareholder.

The demand under oath shall be directed to the corporation at its registered office in Illinois or at its principal executive office.

SECTION 2.         INSPECTION BY DIRECTOR.  Any director shall have the right to examine the corporation’s stock ledger, a list of its shareholders, and its other books and records for a purpose reasonably related to his or her position as a director.

ARTICLE VII

CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 1.         CONTRACTS.  The board of directors may authorize any officer or officers or agent or agents to enter into any contract or agreement, or execute and deliver any instrument, in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.  Subject to the specific directions of the board of directors, all written contracts, instruments and agreements to which the corporation shall be a party may be executed in its name by the president or any vice president or such other officer as may be designated by the board of directors.

SECTION 2.         LOANS.  No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors.

SECTION 3.         CHECKS, DRAFTS, ETC.  All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the board of directors.

SECTION 4.         DEPOSITS.  All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as the board of directors may select.

ARTICLE VIII

SHARES AND THEIR TRANSFER

SECTION 1.         CERTIFICATES FOR SHARES OF CAPITAL STOCK.  Certificates representing shares of stock of the corporation shall be in such form as may be determined by the board of directors.  Such certificates shall be signed by the president or any executive vice president and the secretary or an assistant secretary.  If any such certificate is manually countersigned by a transfer agent other than the corporation or its employee, any other signature on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.  All certificates for shares of stock shall be consecutively numbered or otherwise identified.  The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation.  All certificates surrendered to the corporation for transfer shall be cancelled and no new certificates shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate a new certificate may be issued therefor upon such terms and indemnity to the corporation as the board of directors may prescribe.

SECTION 2.         UNCERTIFICATED STOCK.  Unless prohibited by the articles of incorporation, the board of directors may provide by resolution that some or all of any class or series of shares shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until the certificate has been surrendered to the corporation.  Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send the registered owner thereof a written notice of all information that would appear on a certificate.  Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares shall be identical to those of the holders of certificates representing shares of the same class and series.

SECTION 3.         STOCK RECORDS OF THE CORPORATION.  The name and address of each shareholder, the number and class of shares held and the date on which the shares were issued shall be entered on the books of the corporation.  The person in whose name shares stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation.

SECTION 4.         TRANSFER OF SHARES OF STOCK.  Transfers of shares of stock of the corporation represented by certificates, except in the case of a lost or destroyed certificate, shall be made on the books of the corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation, and on surrender for cancellation of the certificate for such shares.  A certificate presented for transfer must be duly endorsed and accompanied by proper guaranty of signature and other appropriate assurances that the endorsement is effective.  Transfer of an uncertificated share shall be made on receipt by the corporation of an instruction from the registered owner or other appropriate person.  The instruction shall be in writing or a communication in such form as may be agreed upon in writing by the corporation.

SECTION 5.         TRANSFER AGENTS AND REGISTRARS.  The board of directors may appoint one or more transfer agents or assistant transfer agents and one or more registrars of transfers, and may require all certificates for shares of stock of the corporation to bear the signature of a transfer agent or assistant transfer agent and a registrar of transfers.  The board of directors may at any time terminate the appointment of any transfer agent or any assistant transfer agent or any registrar of transfers.

ARTICLE IX

MISCELLANEOUS PROVISIONS

SECTION 1.         FISCAL YEAR.  The fiscal year of the corporation shall be January 1 through December 31, unless otherwise fixed by resolution of the board of directors.

SECTION 2.         DIVIDENDS.  The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares of stock in the manner and upon the terms and conditions provided by the Illinois Business Corporation Act and its articles of incorporation.

SECTION 3.         SEAL.  The corporate seal shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Illinois”.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced, provided that the affixing of the corporate seal to an instrument shall not give the instrument additional force or effect, or change the construction thereof, and the use of the corporate seal is not mandatory.

SECTION 4.         WAIVER OF NOTICE.  Whenever any notice is required to be given under the provisions of these by-laws or under the provisions of the articles of incorporation or under the provisions of the Illinois Business Corporation Act, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Attendance at any meeting shall constitute waiver of notice thereof unless the person at the meeting objects to the holding of the meeting because proper notice was not given.

SECTION 5.         INDEMNIFICATION.  The corporation shall indemnify, to the fullest extent allowable under Illinois law and as provided in the corporation’s Articles of Incorporation, those persons as to whom the corporation is obligated to provide indemnification as provided in the corporation’s Articles of Incorporation.

SECTION 6.         VOTING OF SECURITIES.  Except as the board of directors may otherwise designate, the president or the chief financial officer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of shareholders or securityholders of any other entity, the securities of which may be held by this corporation.

SECTION 7.         EVIDENCE OF AUTHORITY.  A certificate by the secretary, or an assistant secretary, or a temporary secretary, as to any action taken by the shareholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

SECTION 8.         ARTICLES OF INCORPORATION.  All references in these bylaws to the articles of incorporation shall be deemed to refer to the articles of incorporation of the corporation, as amended and in effect from time to time.

SECTION 9.         SEVERABILITY.  Any determination that any provision of these bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these bylaws.

SECTION 10.       PRONOUNS.  All pronouns used in these bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE X

AMENDMENTS

The by-laws of the corporation may be amended, altered or repealed, in whole or in part, or new bylaws may be adopted by the board of directors or by the shareholders as provided in the articles of incorporation.